                                  EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 33-78776 and 333-42296) and Form S-8 (File Nos. 33-47319, 33-61722, 333-22305, 333-49080, 333-104938 and 333-118147) of UGI
Corporation of our report dated June 21, 2005 relating to the financial statements and supplemental schedule of UGI Utilities, Inc. Savings Plan, our report dated June 21, 2005 relating to the financial statements and supplemental schedule of AmeriGas Propane, Inc. Savings Plan, and our report dated June 21, 2005 relating to the financial statements and supplemental schedule of UGI HVAC Enterprises, Inc. Savings Plan, which appear in this Form 10-K/A.

COGEN SKLAR LLP

Bala Cynwyd, Pennsylvania
June 28, 2005